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                        Lowy & Zucker LLP
                        ATTORNEYS AT LAW

                        February 8, 1999,
                  as revised February 10, 1999

Via Facsimile 310-399-3090/ First Class Mail
--------------------------------------------

Chris Andrews
Director Business Development
National Academy of Recording Arts and Sciences, Inc.
3402 Pico Boulevard
Santa Monica, CA 90405

Re: Mindcorp, LLC -w- NARAS
---------------------------

Dear Chris:

This document sets forth the basic points of the agreement reached by you, on behalf of the National Academy of Recording Arts and Sciences, Inc. ("NARAS"), on the one hand, and Stewart Irvine on behalf of Mindcorp, LLC ("Mindcorp"), on the other, as regards Mindcorp's sale of NARAS' official 1999 commemorative Grammy Awards posters (collectively, the "Poster") via its
Internet based Web site, "WCollect."   Please confirm your
understanding by signing below and returning a copy to the undersigned.

1. In consideration of the Advance (as defined below), NARAS hereby grants Mindcorp the right to sell the Poster via its Internet based Web server(s), and, subject to NARAS' reasonable approval, by such other means as Mindcorp deems commercially feasible.

2. The rights set forth in paragraph 1. above include the exclusive right to sell, advertise, market and promote the Poster over the Internet via WCollect, either alone or in combination; and non-exclusively, via such other methods or media as may be deemed appropriate given the parties' desires to preserve and protect the prestigious reputations of the Grammy Awards, the Poster, and NARAS, itself.

3. As consideration for the rights set forth in paragraph 1. above, Mindcorp agrees to pay to NARAS a non-refundable advance of $25,000 ("Advance"), payable on receipt of NARAS' wire transfer instructions, but not later than February 19, 1999, (or, if Mindcorp desires to post information on its Web site earlier than February 19, payment to be made prior to such information being posted). Such Advance is fully recoupable against Poster sales at the rate of $5.00/unit finally sold, or in the event of a limited or specialty version (e.g., an autographed edition), as against 25% of the retail selling price of each unit sold, whichever amount is greater. Mindcorp shall account to NARAS no less often than once per calendar quarter, which accounting shall include an accurate statement of the number of units sold, minus returns, and which accounting shall be accompanied by payment for any additional amounts due to be paid. NARAS shall have the right to audit Mindcorp's books upon 30 days written notice, but no more

      Suite 650 - 9107 Wilshire Boulevard - Beverly Hills,
                       California 90210-6519
      Telephone (310) 275-9999 - Facsimile (310) 275-1683

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Mr. Chris Andrews
February 8, 1999
as revised February 10, 1999

often than once per calendar year and only with respect to this transaction. All statements will be deemed conclusive if not contested within one year from the date of mailing.

4. Each party agrees to cooperate with the other in connection with the sales, promotion and advertising of Posters, in the delivery of artwork, provided however, NARAS makes no representations regarding its ability to help promote or sell the Poster, nor does it guarantee that Mindcorp will receive any links or promotion on any Grammy Awards Web site. Each party agrees to use good faith efforts to protect the names, logos, trademarks and goodwill of the other. NARAS warrants and represents that it has the right to enter into this agreement, and that it owns, or has the right to use the artwork and other NARAS-supplied logos depicted in the Poster.

5. Subject to NARAS' reasonable approval to continue the relationship beyond the initial one (1) year term, this Agreement is renewable on an annual basis so as to allow Mindcorp to sell the succeeding year's Grammy Awards poster, provided however, that an additional Advance shall be paid to NARAS for each such year that Mindcorp renews this Agreement.

The remaining terms of this agreement, if any, are subject to good faith negotiation between the parties.

Warmest regards.

Sincerely,

Mindcorp, LLC, a
Nevada limited liability
company

\s\ Andrew Zucker

By: Andrew Zucker
Lowy & Zucker LLP
cc: Mr. Stewart Irvine

Accepted and agreed as of the
date first above written:

National Academy of Recording
Arts and Sciences, Inc.

By: \s\ Richard Senn 2/13/99
Authorized signatory

This agreement is solely for the sales of the poster, and implies no strategic relationship or sponsorship arrangement. All sales, promotion, and advertising must be pre-approved by NARAS. All press materials, including press plans, must be pre-approved by NARAS.